Exhibit 99.1

ITG Releases December 2016 U.S. Trading Volume

Market Share Rises to Highest Level Since July 2015

NEW YORK, January 10, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that consolidated U.S. market share increased for the fifth consecutive month in December 2016 to the highest level since July 2015. Trading volume was 3.1 billion shares and average daily volume (ADV) was 150 million shares, compared to 3.3 billion shares and ADV of 159 million shares in November 2016 and 2.8 billion shares and ADV of 129 million shares in December 2015. There were 21 trading days in both December 2016 and November 2016 and 22 trading days in December 2015.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT ® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

December 2016	21	3,147,285,484	149,870,737	56,280,524	276	13,956,867	23,897	39,324

YTD 2016	252	34,794,939,646	138,075,157	54,370,964	280	12,688,594	19,048	36,576

*Excluding shares crossed through POSIT Alert from ITG algorithms

The increase in market share in December 2016 was due in part to an increase in volume from lower-priced market-on-close (MOC) orders associated with portfolio rebalancing. This contributed to a significant drop in overall average revenue per share during the month as compared to the third quarter of 2016.

International Trading Activity

The average daily trading commissions in December 2016 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 23% in U.S. dollar terms on a combined basis as compared to the third quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via technology-enabled liquidity, execution, analytics and workflow solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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